Exhibit 99.1

Investor Contact:	Andrea Rabney
Argot Partners
212.600.1902
andrea@argotpartners.com

Media Contact:	Meghan Feeks
Argot Partners
212.600.1902
meghan@argotpartners.com

Enzon Reports Fourth Quarter and Full-Year 2011 Results

PISCATAWAY, N.J. -- March 12, 2012 -- Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the fourth-quarter and full-year 2011. For the three months ended December 31, 2011, Enzon reported a loss from continuing operations of $5.0 million, or $0.10 per diluted share, compared to a loss from continuing operations of $9.6 million, or $0.16 per diluted share, for the three months ended December 31, 2010. For the full year ended December 31, 2011, Enzon reported a loss from continuing operations of $20.8 million, or $0.40 per diluted share, compared to a loss from continuing operations of $2.8 million, or $0.05 per diluted share, for the full year ended December 31, 2010.

2011 Highlights

•

In December, at the San Antonio Breast Cancer Symposium, Enzon presented data from a Phase II study in which PEG-SN38 demonstrated notable activity in patients with previously treated metastatic breast cancer. Study investigators concluded that PEG-SN38 warrants further clinical study in metastatic breast cancer. Enzon is currently seeking a strategic partner to further develop and commercialize PEG-SN38 in breast cancer as well as in other malignancies; absent such a partnership, the Company does not intend to fund further development of PEG-SN38.

•

In November, at the 2011 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics, Enzon presented clinical and preclinical data from three messenger RNA (mRNA) product candidates based on the Company’s locked nucleic acid (LNA) technology program. Data presented were from a Phase I study of EZN-3042 in combination with docetaxel targeting Survivin mRNA, a preclinical study of EZN-3920 targeting HER3 mRNA, and a preclinical study of EZN-3892 targeting β-catenin mRNA.

•

At the 2011 American Association of Cancer Research (AACR) Annual Meeting in April, Enzon presented data from two preclinical and two clinical studies of four investigational mRNA antagonists, demonstrating the compounds’ potential to inhibit key tumor targets.

•

In September, Enzon announced a reduction in force, which will reduce the number of employees to fewer than 50 by June 2012. Enzon expects the reduction in force to result in approximately $6.0 million in reduced annualized operating expenses once the plan is fully implemented by the second quarter of 2012.

Summary of Financial Results

Royalty Revenue
Revenues received from the Company’s royalty products for the three months ended December 31, 2011 were $9.8 million, compared to $10.6 million for the three months ended December 31, 2010. For the full year 2011, royalty revenues were $40.9 million, compared to $44.9 million for the full year 2010. Royalties on PEGINTRON, marketed by Merck & Co., Inc., continue to comprise the majority of the Company’s royalty revenue and a reported decline in sales of PEGINTRON accounted for all of the decrease in royalty revenue. In May 2011, the U.S. Food and Drug Administration (FDA) approved two new treatments for chronic hepatitis C, Incivik™ and Victrelis™. These treatments are indicated for use in combination with ribavirin and pegintron alfa. The Company has no clear evidence at this point what impact, if any, these new therapies for hepatitis C may have on sales of PEGINTRON.

Research and Development

The Company’s pipeline research and development expenses were $9.1 million for the three months ended December 31, 2011, compared to $14.0 million for the three months ended December 31, 2010. For the full year 2011, research and development expenses were $40.2 million, compared to $49.9 million in 2010. Such expenses in 2010 included an expense of $7.0 million in milestone payments related to ongoing advancement of its LNA targets, including three mRNA antagonists: Hypoxia-Inducible Factor-1α (HIF-1α), Survivin, and Androgen Receptor (AR). In addition, the Company has other novel LNA targets in various stages of preclinical research.

General and Administrative

General and administrative expenses decreased to $3.5 million for the three months ended December 31, 2011, compared to $4.9 million for the three months ended December 31, 2010. For the full year 2011, the Company incurred general and administrative expenses of $17.3 million, compared to $25.4 million for the full year 2010. The decline in 2011 from 2010 was largely the result of several restructuring programs implemented over the past year, as well as the effects of our ongoing cost containment efforts.

Cash and Investments

Total cash reserves, which include cash, cash equivalents, short-term investments, and marketable securities, were $323.3 million as of December 31, 2011, compared to $460.1 million as of December 31, 2010. The decrease was primarily attributable to Enzon’s use of cash to repurchase shares under its $200.0 million share repurchase program, which the Company initiated in late December 2010. The Company purchased a total of 11.5 million shares of its outstanding common stock for a cumulative cost of $121.5 million through December 2011. During the third quarter of 2011, the Company decided to suspend the share repurchase program. The Company intends to resume repurchasing shares of outstanding common stock under this program. Share repurchases under this program may be made through open market or privately negotiated transactions at such times and in such amounts as Enzon deems appropriate, based on a variety of factors such as price, corporate and regulatory requirements and overall market conditions. There can be no assurance as to the number of shares Enzon will purchase, if any. The share repurchase program may be modified, suspended or terminated at any time without prior notice.

About Enzon

Enzon Pharmaceuticals, Inc. is a biotechnology company dedicated to the research and development of innovative therapeutics for cancer patients with high unmet medical needs. Enzon’s drug-development programs utilize two platforms -- Customized PEGylation Linker Technology (Customized Linker Technology®) and third-generation mRNA-targeting agents utilizing the Locked Nucleic Acid (LNA) technology. Enzon currently has four compounds in human clinical development and multiple novel mRNA antagonists in preclinical research. Enzon receives royalty revenues from licensing arrangements with other companies related to sales of products developed using its proprietary Customized Linker Technology. Further information about Enzon and this press release can be found on the Company’s website at www.enzon.com.

Forward-Looking Statements

This press release contains, or may contain, forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements that are purely historical, are forward-looking statements, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Forward-looking statements in this press release include, but are not limited to: (i) statements regarding Enzon’s intent with respect to funding further development of PEG-SN38, (ii) statements regarding the reduction in force, including its expected results, (iii) statements regarding the possibility of increased sales of PEGINTRON in the future resulting from the FDA’s approval of Incivik™ and Victrelis™ for chronic hepatitis C and (iv) statements regarding Enzon’s intent to resume repurchasing shares under its share repurchase program.

Such forward-looking statements are based upon management’s present expectations, objectives, anticipation, plans, hopes, beliefs, intentions or strategies regarding the future and are subject to known and unknown risks and uncertainties that could cause actual results, events or developments to be materially different from those indicated in such forward-looking statements including but, not limited, to (i)uncertainty regarding the impact of the reduction in force on Enzon’s results, (ii) uncertainty regarding the impact, if any, of the FDA’s approval of Incivik™ and Victrelis™ for chronic hepatitis C on sales of PEGINTRON (iii) uncertainty as to the number of shares Enzon will purchase, if any, (iv) whether Enzon will be able to successfully complete the share repurchase program in a manner that complies with applicable laws and regulations, (v) the time it may take for Enzon to complete the share repurchase program and economic and market conditions and (vi) other corporate liquidity requirements and priorities. A more detailed discussion of these and other factors that could affect results is contained in Enzon’s filings with the U.S. Securities and Exchange Commission, including Enzon’s Annual Report on Form 10-K for the year ended December 31, 2011. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; In thousands, except per share amounts)

	Three months ended December 31,
	2011	2010
Revenues:
Royalties	$9,782	$10,549
Sale of in-process research and development	—	—
Contract research and development	52	1,845
Miscellaneous revenue	177	124

Total Revenues	10,011	12,518

Operating Expenses:
Research and development - pipeline	9,135	14,032
Research and development - specialty and contracted services	48	1,120
General and administrative	3,466	4,905
General and administrative - contracted services	1	49
Restructuring charges	1,376	2,974

Total Operating Expenses	14,026	23,080

Operating Loss	(4,015)	(10,562)

Other Income (Expense)
Investment income, net	484	573
Interest expense	(1,490)	(680)
Other-than-temporary impairment loss	—	—
Other, net	—	1,039

Total Other Income (Expense)	(1,006)	932

Loss from continuing operations before taxes	(5,021)	(9,630)
Income tax benefit	—	(1)

Loss from continuing operations	(5,021)	(9,629)
Income and gain from discontinued operations, net of taxes	—	1,041

Net Loss	$(5,021)	$(8,588)

Loss per common share - continuing operations - basic and diluted	$(0.10)	$(0.16)

Earnings per common share - discontinued operations - basic and diluted	$—	$0.02

Loss per common share - net loss - basic and diluted	$(0.10)	$(0.14)

Weighted average shares - basic and diluted	48,289	59,747

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year ended December 31,
	2011	2010
Revenues:
Royalties	$40,923	$44,940
Sale of in-process research and development	5,000	40,900
Contract research and development	1,431	9,273
Miscellaneous revenue	718	2,752

Total Revenues	48,072	97,865

Operating Expenses:
Research and development - pipeline	40,180	49,883
Research and development - specialty and contracted services	926	7,135
General and administrative	17,281	25,439
General and administrative - contracted services	115	1,957
Restructuring charges	6,025	14,026

Total Operating Expenses	64,527	98,440

Operating Loss	(16,455)	(575)

Other Income (Expense)
Investment income, net	1,735	3,465
Interest expense	(5,929)	(6,315)
Other-than-temporary impairment loss	—	(896)
Other, net	91	1,184

Total Other Expense	(4,103)	(2,562)

Loss from continuing operations before taxes	(20,558)	(3,137)
Income tax expense (benefit)	205	(337)

Loss from continuing operations	(20,763)	(2,800)
Income and gain from discontinued operations, net of taxes	—	180,043

Net (Loss) Income	$(20,763)	$177,243

Loss per common share - continuing operations - basic and diluted	$(0.40)	$(0.05)

Earnings per common share - discontinued operations - basic and diluted	$—	$3.08

(Loss) earnings per common share - net (loss) income - basic and diluted	$(0.40)	$3.03

Weighted average shares - basic and diluted	51,910	58,466

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$104,324	$397,530
Marketable securities - available-for-sale	58,188	31,170
Other current assets	2,749	5,916

Total current assets	165,261	434,616

Property and equipment, net	16,802	21,574
Marketable securities	160,779	31,394
Other assets	367	1,273

Total Assets	$343,209	$488,857

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,572	$4,192
Accrued expenses and other current liabilities	13,692	14,195

Total current liabilities	15,264	18,387
Notes payable	129,499	134,499
Other liabilities	1,265	4,114

Total Liabilities	$146,028	$157,000

Total Stockholders’ Equity	$197,181	$331,857

Total Liabilities and Stockholders’ Equity	$343,209	$488,857